Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2014, relating to the consolidated financial statements and financial statement schedules of MetLife, Inc. and subsidiaries (“MetLife”), and the effectiveness of MetLife’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MetLife for the year ended December 31, 2013, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

August 14, 2014